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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors'




The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia


         We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 (no. 333-100198)) and related Prospectus of Cornerstone Realty Income Trust, Inc. of our report dated November 16, 2001, with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the State Street Acquisition Apartment Properties for the twelve month period ended August 31, 2001 included in a Current Report on Form 8-K/A filed with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc. on December 14, 2001.


                                             /s/ L.P. Martin & Company, P.C.



Richmond, Virginia
December 09, 2002